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                                                                Exhibit 3.14

                            ARTICLES OF AMENDMENT
                                   TO THE
                               FOURTH RESTATED
                          ARTICLES OF INCORPORATION
                                     OF
                       APPLIED DIGITAL SOLUTIONS, INC.

       Pursuant to the provisions of The General and Business Corporation Law of Missouri, Applied Digital Solutions, Inc. (the "Corporation") certifies the following:

       FIRST: By the unanimous written consent of the directors of the Corporation, a resolution was duly adopted setting forth an amendment to the Fourth Restated Articles of Incorporation of the Corporation (the
"Amendment"), declaring said Amendment to be advisable. The resolution setting forth the Amendment is as follows:

       RESOLVED, that the first sentence of Article Three of the Fourth Restated Articles of Incorporation of the Corporation, filed with the Secretary of State of the State of Missouri on August 26, 2003, is hereby deleted in its entirety and such sentence is replaced with the following provision:

                  "The aggregate number of shares of all classes of stock which the Corporation shall have authority to issue is to One Hundred Thirty Million (130,000,000) shares, of which Five Million (5,000,000) shares shall be preferred stock ("Preferred Stock") having a par value of $10.00 per share and One Hundred Twenty-Five Million (125,000,000) shares shall be common stock ("Common Stock") having a par value of $.01 per share."

       RESOLVED, that Article Three of the Fourth Restated Articles of Incorporation of the corporation, filed with the Secretary of State of the State of Missouri on August 26, 2003, is hereby amended to include the following provisions at the end of Article Three:

                  "Effective on April 5, 2004 ("Effective Date") every ten
                  (10) shares of the Corporation's common stock, par value $.001 per share, issued and outstanding immediately prior to the Effective Date (the "Old Common Stock") will be automatically reclassified as and converted into one share of common stock, par value $.01 per share, of the Corporation (the "New Common Stock").

                  Notwithstanding the immediately preceding sentence, no fractional shares of New Common Stock shall be issued to the holders of record of Old Common Stock in connection with the foregoing reclassification of shares of Old Common Stock. The sale of all of the fractional interests will be effected by the Corporation's transfer agent as soon as practicable after the Effective Date on the basis of prevailing market prices of the New Common Stock on the


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                  Nasdaq SmallCap Market at the time of sale. After such
                  sale and upon the surrender of the shareholders' stock certificates, the transfer agent will pay to such holders of record their pro rata share of the net proceeds derived from the sale of the fractional interests.

                  Each holder of record of a stock certificate that represented shares of Old Common Stock prior to the Effective Date shall receive, upon surrender of such stock certificate to the transfer agent, a new certificate representing the number of whole shares of New Common Stock into which the shares of Old Common Stock represented by such certificate shall have been reclassified, as well as any cash in lieu of fractional shares of New Common Stock to which such holder may be entitled pursuant to the immediately preceding paragraph."

       SECOND: The Amendment was approved by the Corporation's shareholders at a special shareholder's meeting held on September 10, 2003;

       THIRD: Of the 352,127,414 shares of common stock outstanding at the time of the vote, 352,127,414 shares of common stock were entitled to vote on the Amendment;

       FOURTH: The number of shares voted for and against the Amendment was as follows:

       Number of Shares             Number of Shares
       Voted For                    Voted Against            Abstentions
       ---------                    -------------            -----------

       293,145,335                  28,791,946               2,624,660


                       [signatures on following page]



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       IN WITNESS WHEREOF, the undersigned Executive Vice President,
General Counsel, and Secretary has executed this instrument and its Senior Vice President has attested to said instrument on this 18th day of March, 2004.

                                   APPLIED DIGITAL SOLUTIONS, INC.
(CORPORATE SEAL)
                                   By: /s/ Michael Krawitz
                                      ---------------------------------------
                                   Michael Krawitz, Executive Vice President,
                                   General Counsel and Secretary

ATTEST:

/s/ Evan McKeown
-----------------------------------
Evan McKeown, Senior Vice President

STATE OF FLORIDA                   )
                                   )   ss.
COUNTY OF PALM BEACH               )

       I, Suzanne Serrano, a notary public, do hereby certify that on this 18th day of March, 2004, personally appeared before me Michael Krawitz, who, being by me first duly sworn, declared that he is the Executive Vice President, General Counsel and Secretary of Applied Digital Solutions, Inc., that he signed the foregoing document as Executive Vice President, General Counsel and Secretary of the Corporation, and that the statements therein contained are true.

[SEAL]                                 /s/ Suzanne Serrano
                                       ---------------------------------------
                                           Notary Public

                                           My Commission Expires:
                                           My County of Commission   1-5-08
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